Exhibit 99(b)

Energy Future Holdings Corp.

Adjusted EBITDA Reconciliation

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Twelve Months Ended March 31, 2010	Twelve Months Ended March 31, 2009
Net income (loss) attributable to EFH Corp.	$355	$442	$257	$(8,127)
Income tax expense (benefit)	203	333	237	522
Interest expense and related charges	954	667	3,199	4,759
Depreciation and amortization	342	407	1,689	1,622

EBITDA	$1,854	$1,849	$5,382	$(1,224)

Oncor EBITDA	—	(298)	(1,055)	(479)
Oncor distributions/dividends (a)	30	25	221	1,550
Interest income	(10)	(1)	(54)	(23)
Amortization of nuclear fuel	37	24	108	82
Purchase accounting adjustments (b)	56	97	305	419
Impairment of goodwill	—	90	—	8,090
Impairment of assets and inventory write down (c)	1	1	41	1,218
Net gain on debt exchange offers	(14)	—	(101)	—
Net income (loss) attributable to noncontrolling interests	—	12	52	(150)
Equity in earnings of unconsolidated subsidiary	(63)	—	(63)	—
EBITDA amount attributable to consolidated unrestricted subsidiaries	—	2	1	2
Unrealized net (gain) loss resulting from hedging transactions	(993)	(1,030)	(1,189)	(4,954)
Amortization of “day one” net loss on Sandow 5 power purchase agreement	(5)	—	(15)	—
Losses on sale of receivables	—	4	8	25
Noncash compensation expenses (d)	9	5	14	29
Severance expense (e)	3	7	6	10
Transition and business optimization costs (f)	—	11	11	45
Transaction and merger expenses (g)	13	17	77	68
Insurance settlement proceeds (h)	—	—	—	(21)
Restructuring and other (i)	(10)	3	(26)	37
Expenses incurred to upgrade or expand a generation station (j)	23	34	100	100

Adjusted EBITDA per Incurrence Covenant	$931	$852	$3,823	$4,824
Add back Oncor adjusted EBITDA (reduced by Oncor distributions/dividends)	332	264	1,193	(253)

Adjusted EBITDA per Restricted Payments Covenant	$1,263	$1,116	$5,016	$4,571

(a)	Twelve months ended March 31, 2009 amount includes $1.253 billion distribution of net proceeds from the sale of Oncor noncontrolling interests in November 2008.
(b)	Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel. Also include certain credits not recognized in net income due to purchase accounting.
(c)	Impairment of assets includes impairments of emission allowances and trade name intangible assets, impairments of land and the natural gas-fueled generation fleet and charges related to the cancelled development of coal-fueled generation facilities.
(d)	Noncash compensation expenses are accounted for under accounting standards related to stock compensation and exclude capitalized amounts.
(e)	Severance expense includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(f)	Transition and business optimization costs include professional fees primarily for retail billing and customer care systems enhancements and incentive compensation.
(g)	Transaction and merger expenses include costs related to the Merger and abandoned strategic transactions, outsourcing transition costs, administrative costs related to the cancelled program to develop coal-fueled generation facilities, the Sponsor Group management fee, costs related to certain growth initiatives and costs related to the Oncor sale of noncontrolling interests.
(h)	Insurance settlement proceeds include the amount received for property damage to certain mining equipment.
(i)	Restructuring and other for twelve months ended March 31, 2010 primarily represents reversal of certain liabilities accrued in purchase accounting and recorded as other income, partially offset by restructuring and nonrecurring activities and for the twelve months ended March 31, 2009 includes a litigation accrual and a charge related to the bankruptcy of a subsidiary of Lehman Brothers Holdings Inc. and other restructuring initiatives and nonrecurring activities.
(j)	Expenses incurred to upgrade or expand a generation station reflect noncapital outage costs.